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                                                ROFIN-SINAR TECHNOLOGIES



- PRESS RELEASE -


Contact:     Thorsten Frauenpreiss
             Gunther Braun
             Rofin-Sinar
             734-455-5400
             - or -
             011-49-40-733-63-256



ROFIN-SINAR REPORTS RESULTS FOR THIRD QUARTER FISCAL 2004

SECOND CONSECUTIVE QUARTER WITH RECORD HIGHS IN ORDER ENTRY, SALES AND
NET INCOME


Plymouth, MI / Hamburg, Germany, August 11, 2004 ? ROFIN-SINAR
Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its third fiscal quarter and nine months ended June 30, 2004.


(in thousands, except per share data)

                     Three months ended            Nine months ended
                    6/30/04   6/30/03  % Change    6/30/04    6/30/03 % Change
                    --------  --------  ---------  --------  -------- --------
Net sales           $ 82,067  $ 64,467   +  27 %   $229,073  $183,684  +  25 %
Net income          $  7,385  $  3,634   + 103 %   $ 18,236  $ 10,449  +  75 %
                    --------  --------             --------  --------
Earnings per share
  ?Diluted? basis   $   0.48  $   0.30             $   1.35  $   0.88


    The diluted earnings per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 15.4 million and 12.1 million for the fiscal quarters ending June 30, 2004 and 2003, and 13.5 million and 11.9 million for the nine month periods ending June 30, 2004 and 2003.

Dr. Peter Wirth, Chairman and CEO, commented, "I am proud to report the best quarter in our history. Even with an increase in float of 3.3 million shares, on a diluted basis our earnings per share grew by 60% to $0.48. These record results were driven by our sound growth strategy and the execution of our business plan. We saw particular success in the North American and Asian markets, where the automotive and the semiconductor & electronics industries, respectively, have delivered exceptional growth."


FINANCIAL REVIEW

Third Quarter

For the third quarter ended June 30, 2004, net sales totaled $82.1 million, 27% above the comparable period in 2003 (of which 27% is related to the weakening of the US-dollar, mainly against the Euro) and 8% above the second quarter of fiscal 2004. Gross profit amounted to 40% of net sales compared to 37% in the third quarter of fiscal 2003. Net income amounted to $7.4 million, or 9% of net sales, compared to $3.6 million, or 6% of net sales, in the same period last year. Diluted earnings per share were $0.48 for the quarter based upon the increased weighted average of 15.4 million common shares outstanding following the secondary offering end of March 2004.

SG&A increased by $1.8 million to $14.4 million, representing 18% of net sales. Net R&D expenses increased by $1.0 million to $5.7 million, accounting for 7% of net sales.

Net sales of laser products for macro applications increased by 28% to $42.2 million, compared to the third quarter 2003, while net sales of lasers for marking and micro applications increased by 26% to $39.9 million.


Nine Months

For the nine months ended June 30, 2004, net sales totaled $229.1 million, an increase of 25% over the comparable period in 2003, of which 46% is related to the weakening of the US-dollar, mainly against the Euro. Gross profit for the nine month period was $90.2 million, $20.9 million higher than the comparable period in 2003. Net income for the nine month period ended June 30, 2004 totaled $18.2 million, with diluted earnings per share of $1.35 based upon the weighted average of 13.5 million common shares outstanding.

Net sales of lasers for macro applications increased by $21.6 million or 23% to $116.6 million and net sales of lasers for marking and micro applications increased by $23.8 million or 27% to $112.5 million in the comparable period.

Net sales in North America in the first nine months increased by 24% and totaled $47.1 million (2003: $38.0 million). In Europe/Asia, net sales showed an increase of 25% to $182.0 million (2003: $145.7 million).

Order entry for the third quarter was a record with $92.5 million. This resulted in an order backlog on June 30, 2004 of $76.7 million, about $10.4 million higher than in the previous quarter.


OUTLOOK

"We are confident that our solid backlog and the significant opportunities laser technology offers to manufacturing will continue to drive growth in the future. We are dedicated to continuing our success in all our markets and believe we can develop Asia even further by increasing our sales coverage there," commented Dr. Peter Wirth. "We also look forward to showcasing our comprehensive product range and our capabilities as a technology leader at this September?s International Machine Tool Show in Chicago."




With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, Rofin-Sinar Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Singapore and Japan, Rofin-Sinar is one of the world?s leading designers and manufacturers of industrial lasers with currently more than 16,000 laser units installed worldwide, serving more than 2,500 customers. Rofin-Sinar's shares trade on the NASDAQ National Market System under the symbol RSTI and are listed in Germany in the "Prime Standard" of the Frankfurt Stock Exchange under ISIN US7750431022. Additional information is available on Rofin-Sinar's home page: http://www.rofin.com.

A conference call is scheduled for 11:00 AM EST, today, Wednesday, August 11, 2004. This call is also being broadcast live over the internet in listen-only mode. For live webcasting, go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. (For more information, please contact Abbas Qasim at 212-889-4350 or Mark Walter at +44(0)207 936 0400)


(Tables to follow)















































ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)
                                    Three Months            Nine Months
                                       Ended                   Ended
                                    (unaudited)             (unaudited)
                               ----------------------  ----------------------
                                6/30/04      6/30/03    6/30/04      6/30/03
                               ----------  ----------  ----------  ----------
Cutting/Welding                $  42,218   $  32,860   $ 116,581   $  94,988
Marking/Micro                     39,849      31,607     112,492      88,696
                               ----------  ----------  ----------  ----------
Net sales                         82,067      64,467     229,073     183,684
Cost of goods sold                48,900      40,859     138,886     114,434
                               ----------  ----------  ----------  ----------
    Gross profit                  33,167      23,608      90,187      69,250
Selling, general, and
    administrative expenses       14,440      12,618      42,599      36,601
Intangibles amortization             496         468       1,460       1,185
Research and development expenses  5,726       4,725      15,908      13,164
                               ----------  ----------  ----------  ----------
    Income from operations        12,505       5,797      30,220      18,300
Other expense (income)               494     (   108)        662          73
                               ----------  ----------  ----------  ----------
    Income before income taxes
      and minority interest       12,011       5,905      29,558      18,227
Income tax expense                 4,338       1,909      10,493       7,111
                               ----------  ----------  ----------  ----------
    Income before minority
        interest                   7,673       3,996      19,065      11,116
Minority interest                    288         362         829         667
                               ----------  ----------  ----------  ----------
    Net income                  $  7,385    $  3,634    $ 18,236    $ 10,449
                               ==========  ==========  ==========  ==========
Net income per common
  Share ?diluted? basis         $   0.48    $   0.30    $   1.35    $   0.88




The diluted earnings per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 15.4 million and 12.1 million for each of the fiscal quarters ending June 30, 2004 and 2003, and 13.5 million and 11.9 million for the nine month periods ending June 30, 2004 and 2003.





















ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS

(dollars in thousands)
                                                   (Unaudited)    (Audited)
                                                       At            At
                                                     6/30/04       9/30/03
                                                   -----------   -----------
ASSETS
  Cash and cash equivalents                         $ 123,072       $ 44,487
  Trade accounts receivable, net                       65,580         64,548
  Inventories net                                      95,670         86,738
  Other current assets                                 11,909          8,736
                                                   -----------     ----------
    Total current assets                              296,231        204,509

Property and equipment, net                            28,709         27,692
Other non-current assets                               61,369         59,285
                                                   -----------     ----------
    Total non-current assets                           90,078         86,977
                                                   -----------     ----------
    Total assets                                    $ 386,309      $ 291,486
                                                   ===========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                   $  35,138      $  35,781
  Accounts payable, trade                              16,783         12,476
  Other current liabilities                            60,162         57,493
                                                   -----------     ----------
    Total current liabilities                         112,083        105,750

Long-term debt                                         21,155         33,052
Other non-current liabilities                          13,883         12,098
                                                   -----------     ----------
    Total liabilities                                 147,121        150,900

    Net stockholders? equity                          239,188        140,586
                                                   -----------     ----------
    Total liabilities and stockholders? equity      $ 386,309      $ 291,486
                                                   ===========     ==========

The Company?s conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

?Safe Harbor? Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, market conditions, events, performance, tax issues and others is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. All statements contained in this news release that do not relate to matters of historical fact should be considered forward-looking statements, and are generally identified by words such as ?anticipate?, ?believe?, ?estimate?, ?expect?, ?intend?, ?plan? and ?objective? and other similar expressions. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and Nd:YAG lasers, cyclicality, conflicting patents and other intellectual property rights of third parties, potential infringement claims and future capital requirements, as well as other factors set forth in our annual report on form 10-K. These forward-looking statements represent the Company?s best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.